Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share of Leader Capital Holding Corp. issuable under the 2021 Equity Incentive Plan	13,500,000	$1.02	(2)	$13,770,000	$1,276.48
Common Stock issuable upon the exercise of stock options issued under the 2021 Equity Incentive Plan and subject to the Reoffer Prospectus herein(3)	1,500,000	$0.01	(4)	$15,000	$1.39
Total	15,000,000

(1)	This registration statement on Form S-8 (the “Registration Statement”) registers the issuance of shares of the common stock, par value $0.0001 per share (the “Common Stock”), of Leader Capital Holdings Corp. (the “Registrant”) authorized for issuance under Leader Capital Holdings Corp. 2021 Equity Incentive Plan (the “Plan”), as approved by the Registrant’s board of directors on December 20, 2021.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the 2021 Plan, including stock splits, stock dividends, recapitalizations or similar transactions effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock. In addition, this Registration Statement registers the resale of shares of the Registrant’s Common Stock by certain selling securityholders identified in the Reoffer Prospectus included in and filed with this Registration Statement, for which no additional registration fee is required pursuant to Rule 457(h)(3) under the Securities Act.

(2)	Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the bid and ask prices on January 25, 2022, as reported by the OTC Markets Group, Inc.

(3)	Represents shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Plan.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the exercise price of $0.01 per share.